Exhibit (g)(4)

CUSTODIAN AGREEMENT

Dated as of March 18, 2003

Between

UMB BANK, n.a.

and

IVY FUND

APPENDIX B
to
CUSTODIAN AGREEMENT
between
IVY FUNDS
and
UMB BANK, N.A.

Fund	Custodian Agreement Originally Effective:

Ivy Balanced Fund	September 3, 2003
Ivy Bond Fund	September 3, 2003
Ivy Cundill Global Value Fund	March 18, 2003
Ivy Dividend Income Fund	April 9, 2003
Ivy Energy Fund	August 31, 2005
Ivy European Opportunities Fund	March 18, 2003
Ivy Global Natural Resources Fund	March 18, 2003
Ivy International Growth Fund	March 18, 2003
Ivy International Balanced Fund	September 3, 2003
Ivy International Core Equity Fund	March 18, 2003
Ivy Managed EuroPacific Fund	November 29, 2006
Ivy Managed International Opportunities Fund	November 29, 2006
Ivy Mortgage Securities Fund	September 3, 2003
Ivy Real Estate Securities Fund	September 3, 2003
Ivy Pacific Opportunities Fund	March 18, 2003
Ivy Small Cap Value Fund	September 3, 2003
Ivy Value Fund	September 3, 2003